Filed Pursuant to Rule 433

Registration No. 333-228159

Issuer Free Writing Prospectus dated August 13, 2020

Relating to Preliminary Prospectus Supplement dated August 13, 2020

APPLE INC.

FINAL PRICING TERM SHEET

0.550% Notes due 2025 (“2025 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,250,000,000

Maturity:	August 20, 2025

Coupon:	0.550%

Price to Public:	99.764%

Interest Payment Dates:	February 20 and August 20, commencing February 20, 2021

Day Count Convention:	30/360

Benchmark Treasury:	0.250% due July 31, 2025

Benchmark Treasury Yield:	0.318%

Spread to Benchmark Treasury:	28 basis points

Yield:	0.598%

Redemption:

Prior to July 20, 2025, Apple Inc. may at its option redeem the 2025 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed (assuming that such notes matured on July 20, 2025), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2025 Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after July 20, 2025, Apple Inc. may at its option redeem the 2025 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2025 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 13, 2020

Settlement Date:	August 20, 2020 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.45 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DX5 / US037833DX52

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Deutsche Bank Securities Inc. Samuel A. Ramirez & Company, Inc. CastleOak Securities, L.P. Siebert Williams Shank & Co., LLC Loop Capital Markets LLC Blaylock Van, LLC

1.250% Notes due 2030 (“2030 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,250,000,000

Maturity:	August 20, 2030

Coupon:	1.250%

Price to Public:	99.757%

Interest Payment Dates:	February 20 and August 20, commencing February 20, 2021

Day Count Convention:	30/360

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Yield:	0.696%

Spread to Benchmark Treasury:	58 basis points

Yield:	1.276%

Redemption:

Prior to May 20, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2030 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes being redeemed (assuming that such notes matured on May 20, 2030), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2030 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after May 20, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 13, 2020

Settlement Date:	August 20, 2020 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.45 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DY3 / US037833DY36

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Deutsche Bank Securities Inc. Samuel A. Ramirez & Company, Inc. CastleOak Securities, L.P. Siebert Williams Shank & Co., LLC Loop Capital Markets LLC Blaylock Van, LLC

2.400% Notes due 2050 (“2050 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,250,000,000

Maturity:	August 20, 2050

Coupon:	2.400%

Price to Public:	99.724%

Interest Payment Dates:	February 20 and August 20, commencing February 20, 2021

Day Count Convention:	30/360

Benchmark Treasury:	2.000% due February 15, 2050

Benchmark Treasury Yield:	1.413%

Spread to Benchmark Treasury:	100 basis points

Yield:	2.413%

Redemption:

Prior to February 20, 2050, Apple Inc. may at its option redeem the 2050 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2050 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2050 Notes being redeemed (assuming that such notes matured on February 20, 2050), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2050 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 20, 2050, Apple Inc. may at its option redeem the 2050 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2050 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 13, 2020

Settlement Date:	August 20, 2020 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.45 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DZ0 / US037833DZ01

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Deutsche Bank Securities Inc.
Samuel A. Ramirez & Company, Inc. CastleOak Securities, L.P. Siebert Williams Shank & Co., LLC Loop Capital Markets LLC Blaylock Van, LLC

2.550% Notes due 2060 (“2060 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,750,000,000

Maturity:	August 20, 2060

Coupon:	2.550%

Price to Public:	98.933%

Interest Payment Dates:	February 20 and August 20, commencing February 20, 2021

Day Count Convention:	30/360

Benchmark Treasury:	2.000% due February 15, 2050

Benchmark Treasury Yield:	1.413%

Spread to Benchmark Treasury:	118 basis points

Yield:	2.593%

Redemption:

Prior to February 20, 2060, Apple Inc. may at its option redeem the 2060 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2060 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2060 Notes being redeemed (assuming that such notes matured on February 20, 2060), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2060 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 20, 2060, Apple Inc. may at its option redeem the 2060 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2060 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	August 13, 2020

Settlement Date:	August 20, 2020 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $5.45 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 EA4 / US037833EA41

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. Deutsche Bank Securities Inc.
Samuel A. Ramirez & Company, Inc. CastleOak Securities, L.P. Siebert Williams Shank & Co., LLC Loop Capital Markets LLC Blaylock Van, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Barclays Capital Inc. toll free at 1-888-603-5847, or J.P. Morgan Securities LLC at 212-834-4533, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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